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                                                                    EXHIBIT 3.18

                               OPERATING AGREEMENT
                                       OF
                             AMERIPATH INDIANA, LLC

     This document constitutes the Operating Agreement (the "Agreement") of AmeriPath Indiana, LLC (the "Company"), a limited liability company organized pursuant to the Indiana Business Flexibility Act (the "Act"), and is adopted as of the 31st day of December, 2002, by AmeriPath, Inc. in its capacity as the sole member of the Company (the "Member") and the Company.

                                    ARTICLE 1
                                    FORMATION

     1.1 ORGANIZATION. The Member hereby authorizes and ratifies the formation of (he Company as an Indiana limited liability company pursuant to the provisions of the Act effective on the date of the filing of the Articles of Organization of the Company (the "Articles") with the Indiana Secretary of State.

     1.2 REGISTERED AGENT AND OFFICE. The registered agent for the service of process and the registered office shall be that person and location reflected in the Articles as filed with the Indiana Secretary of State. The Company may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Company shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

     1.3    BUSINESS. The business of the Company shall be:

            (a) To provide, through its licensed physician employees, professional anatomic and clinical pathology services.

            (b) To pursue any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the benefit of the Company or the protection of its assets.

            (c) To exercise all powers which may be legally exercised under the Act.

            (d) To engage in any activities reasonably necessary or convenient to the foregoing.

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                                   ARTICLE 2
                                   MANAGEMENT

     2.1 MANAGEMENT. The business and affairs of the Company shall be managed by the Member. The Member shall direct, manage and control the business of the Company. The Member shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business including, without limitation, the right and power to appoint individuals to serve as officers ("Officers") of the Company and to delegate authority to such Officers.

     2.2 OFFICERS. The Member is hereby authorized to appoint Officers and delegate authority to such Officers to implement the decisions of the Member, including, but not limited to, the administration of the day-to-day business of the Company and, subject to the other provisions of this Agreement, the administration of the ordinary and usual business affairs of the Company, and the Officers so appointed shall be responsible for such implementation. Except as expressly provided to the contrary in this Agreement, and except as otherwise directed by the Member, the Officers are authorized to make decisions relating to the day-to-day affairs of the Company and to implement such decisions. In addition, the Member is hereby authorized to delegate to the Officers such responsibilities as deemed appropriate by the Member, including, but not limited to, the right to execute and deliver instruments on behalf of the Company. The initial Officers of the Company shall be as follows:

            James C. New                President
            Gregory A. Marsh            Vice President, Secretary and Treasurer
            James E. Billington         Vice President

     2.3 REMOVAL OF OFFICERS. Any Officer may be removed by the Member at any time, by written notice of such removal given without any prior notice or warning, for any reason whatsoever, and the Member shall appoint such Officer's successor.

     2.4 COMPENSATION FOR SERVICES. Compensation of Officers shall be as approved by the Member.

     2.5    LIABILITY OF THE MEMBER AND OFFICERS.

            2.5.1 No Member or Officer shall be liable to the Company or to the Member, in damages or otherwise, for any action taken or failure to act on behalf of the Company, unless the act or omission constitutes willful misconduct or recklessness.

            2.5.2 If the Act is hereafter amended to authorize the further elimination or limitation of the liability of members or officers, then the liability of the Member and Officers, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the amended Act. In the event that any of the provisions of this Section 2.5 (including any provision within a single sentence) is held by a court of

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competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions arc severable and shall remain enforceable to the fullest extent permitted by law.

                                    ARTICLE 3
                      RIGHTS AND OBLIGATIONS OF THE MEMBER

     3.1 LIMITATION ON MEMBER'S LIABILITIES. The Member's liability shall be limited as set forth in this Agreement, the Act and other applicable law. The Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company beyond the amount contributed by the Member to the capital of the Company, except as provided by Section 23-18-5-7 of the Act with regard to unlawful distributions.

     3.2 VOTING RIGHTS. Except as otherwise specifically set forth in this Agreement, the Member shall have only the voting rights set forth in the Act,

     3.3 ACTION BY MEMBER WITHOUT A MEETING. Any action required or permitted to be taken by the Member may be taken with or without a meeting, and, except as set forth in Section 9.2(a), with or without any written consents or other writings describing the action taken.

     3.4 TRANSFERS. Except as set forth in Section 9,2(a), the Member is free to sell, assign, convey, gift, pledge or otherwise transfer or encumber its entire interest in the Company without restriction. Any transferee of such interest will have the rights and powers, and be subject to the restrictions and liabilities of a member under the Articles of Organization, this Agreement and any amendments or restatements thereof, and the Act, A member who transfers its entire interest in the Company will cease to be a member and may no longer exercise any rights of a member and will not be subject to any duties or obligations of a member.

                                    ARTICLE 4
                                  CONTRIBUTIONS

     4.1 INITIAL CONTRIBUTIONS. The Member shall make an initial capital contribution in the amount of $1,000. The Member shall not be required to make additional capital contributions.

     4.2 MEMBER LOANS. The Member may lend funds to the Company. The repayment terms and interest rate for such loans shall be established by the Member; provided, however, that in no event shall the interest rate on such loans be less than the applicable federal rate as announced by the Internal Revenue Service and in effect on the date the loan is made.

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     4.3    RETURN OF CAPITAL CONTRIBUTIONS. Except as otherwise provided in this Agreement, the Member shall be entitled to a return of its capital contributions only upon the dissolution and winding up of the Company as provided in Article 7.

                                    ARTICLE 5
                          ALLOCATIONS AND DISTRIBUTIONS

     5.1 ALLOCATIONS OF PROFITS AND LOSSES. Profits, losses and other items of income, gain, deduction and credit shall be allocated to the Member.

     5.2 DISTRIBUTIONS. All cash available for distribution shall be distributed to the Member at such times and in such amounts as determined by the Member. However, no distributions may be declared or paid if, after giving effect thereto, either (a) the Company would not be able to pay its debts as they become due in the ordinary course of business; or (b) the Company's total assets would be less than its total liabilities.

                                    ARTICLE 6
                                BOOKS AND RECORDS

     6.1 AVAILABILITY. At all times during the existence of the Company, the Member shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company's business. Such books and records, whether financial, operational or otherwise and including a copy of this Agreement and any amendments, shall at all times be maintained at the principal place of business of the Company. The Member or such Member's duly authorized representative shall have the right at any time, for any purpose reasonably related to such Member's ownership interest, to inspect and copy from such books and records during normal business hours. Except as stated in this Section 6,1, the provisions of Section 23-18-4-8 of the Act shall not apply.

     6.2 TAX RETURNS. The Member shall cause an accountant to prepare all tax returns which the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

     6.3 DEPOSITORIES. The Member shall maintain or cause to be maintained one or more accounts for the Company in such depositories as the Member shall select. All receipts of the Company from whatever source received (but no funds not belonging to the Company) shall be deposited to such accounts, and all expenses of the Company shall be paid from such accounts. Unless otherwise determined by the Member, all signatories on any such account shall be bonded under a blanket commercial bond insuring the Company against loss, and such accounts shall be insured against loss from forgery.

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                                    ARTICLE 7
                           DISSOLUTION AND WINDING UP

     7.1    EVENTS CAUSINE DISSOLUTION.

            (a) The Company shall be dissolved and its affairs wound up at such time as the Member determines that the Company should be dissolved, or upon entry of a decree Judicial dissolution.

            (b) Notwithstanding the provisions of Section 23-18-9.1(c) of the Act, if at any time there are no members of the Company, the personal representative of the last remaining member may elect, within ninety (90) days of the occurrence of the event that caused there to be no members, to continue the business of the Company and to consent to the admission of the personal representative or the personal representative's designee to the Company as a member, to be effective at the time of the event that caused the last remaining member to cease to be a member.

     7.2    LIQUIDATION OF PROPERTY AND APPLICATION OF PROCEEDS.

            7.2.1 WINDING UP. Upon the dissolution of the Company, the Member shall wind up the Company's affairs in accordance with the Georgia Act. In winding up the affairs of the Company, the Member is authorized to take any and all actions contemplated by the Act as permissible, including, without limitation:

                    (i)   collecting its assets;

                    (ii) disposing of properties that will not be distributed in kind to the Member;

                    (iii) discharging or making provision for discharging the Company's liabilities;

                    (iv)  distributing the remaining property to the Member; and

                    (v) doing every other act necessary to wind up and liquidate the Company's business and affairs.

            7.2.2 DISTRIBUTION OF PROCEEDS. Upon the winding up of the Company, the Member shall distribute the proceeds and undisposed property as follows:

                    (i) to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

                    (ii)  thereafter, to the Member.

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                                    ARTICLE 8
                                 INDEMNIFICATION

     8.1 INDEMNIFICATION OF THE MEMBER, OFFICERS AND ORGANIZERS. To the greatest extent not inconsistent with the laws and public policies of Indiana, the Company shall indemnify any Member, officer, and organizer (any such Member, or organizer, who is a person, and any responsible officers, partners, shareholders, directors, or managers of such Member or organizer which is an Entity, hereinafter being referred to as the indemnified "individual") made a party to any proceeding because such individual is or was a Member, Officer, or organizer as a matter of right, against all liability incurred by such individual in connection with any proceedings; provided that it shall be determined in the specific case in accordance with Section 8,4 of this Article that indemnification of such individual is permissible in the circumstances because the individual has met the standard of conduct for indemnification set forth in Section 8.3 of this Article. The Company shall pay for or reimburse the reasonable expenses incurred by a Member, Officer, or organizer in connection with any such proceeding in advance of final disposition thereof if (i) the individual furnishes the Company a written affirmation of the individual's good faith belief that he or she has met the standard of conduct for indemnification described in Section 8.3 of this Article, (ii) the individual furnishes the Company a written undertaking, executed personally or on such individual's behalf, to repay the advance if it is ultimately determined that such individual did not meet such standard of conduct, and (iii) a determination is made in accordance with Section 8.4 that based upon facts then known to those making the determination, indemnification would not be precluded under this Article. The undertaking described in subparagraph (ii) above must be a general obligation of the individual, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company shall indemnify a Member, Officer, or organizer who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by the individual in connection with the proceeding without the requirement of a determination as set forth in Section S,3 of this Article. Upon demand by a Member, Officer or organizer for indemnification or advancement of expenses, as the case maybe, the Company shall expeditiously determine whether the Member, Officer or organizer is entitled thereto in accordance with this Article. The indemnification and advancement of expenses provided for under this Article shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Article.

     8.2 INDEMNIFICATION, OF EMPLOYEES. The Company shall have the power, but not the obligation, to indemnify any individual who is or was an employee or agent of the Company to the same extent as if such individual was a Member Officer, or organizer.

     8.3 STANDARD OF CONDUCT FOR INDEMNIFICATION. Indemnification of an individual is permissible under this Article only if (i) such individual conducted himself or herself in good faith, (ii) such individual reasonably believed that his or her conduct was in or at least not opposed to the Company's best interest, and (iii) in the case of any criminal proceeding, such individual had no reasonable cause to believe his or her

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conduct was unlawful. Indemnification is not permissible against liability to the extent such liability is the result of willful misconduct, or recklessness, or any improperly obtained financial or other benefit to which the individual was not legally entitled. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its, equivalent is not, of itself determinative that the individual did not meet the standard of conduct described in this Section 8.3.

     8.4 DETERMINATION OF PERMISSIBLE INDEMNIFICATION. A determination as to whether indemnification or advancement of expenses is permissible shall be made by any one of the following procedures:

            (a) By the Member if the Member is not a party to the proceeding; or

            (b)     By special legal counsel selected by the Member.

     8.5 DETERMINATION BY COURT. A Member, Officer, or organizer of the Company who is party to a proceeding may apply for indemnification from the Company to the court, IF ANY, conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines:

            (a) In a proceeding in which the Member, Officer, or organizer is wholly successful, on the merits or otherwise, the Member, Officer, or organizer is entitled to indemnification under this Article, in which case the court shall order the Company to pay the individual his or her reasonable expenses incurred to obtain such court ordered indemnification; or

            (b) The individual is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the individual met the standard of conduct set forth in Section 8.3 of this Article.

     8.6 EMPLOYEE BENEFIT PLANS. Indemnification shall also be provided for an individual's conduct with respect to an employee benefit plan if the individual reasonably believed his or her conduct to be in the interests of the participants in and beneficiaries of the plan.

     8.7 NON-EXCLUSIVE PROVISION. Nothing contained in this Article shall limit or preclude the exercise, or be deemed exclusive of, any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any individual who is or was a Member, Officer, or organizer of the Company or is or was serving at the Company's request as a director, officer, partner, manager, trustee, employee, or agent of another foreign or domestic company, partnership, association, limited liability company, corporation, joint venture, trust, employee benefit plan, or other enterprise, whether for- profit or not. Nothing contained in this Article shall limit the ability of the Company to otherwise indemnify or advance expenses to any individual. It is the intent of this Article to provide indemnification to Members, Officers, or organizers to the fullest extent now

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or hereafter permitted by the law consistent with the terms and conditions of this Article. If indemnification is permitted under this Article, indemnification shall be provided in accordance with this Article irrespective of the nature of the legal or equitable theory upon which a claim is asserted, including without limitation, negligence, breach of duty, waste, breach of contract, breach of warranty, strict liability, violation of federal or state securities law, violation of the Employee Retirement Income Security Act of 1974, as amended, or violation of any other state or federal law.

     8.8 INSURANCE. The Company may purchase and maintain insurance for its benefit, the benefit of any individual who is entitled to indemnification under this Article 8, or both, against any liability asserted against or incurred by such individual in any capacity or arising out of such individual service with the Company, whether or not the Company would have the power to indemnify such individual against such liability.

     8.9    DEFINITIONS. For purposes of this Article:

            (a) The term "expenses" includes all direct and indirect costs (including without limitation counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs telephone charges, postage, delivery service fees, and all other disbursement or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement, or appeal of a proceeding or establishing or enforcing a right to indemnification under this Article, applicable law or otherwise.

            (b) The term "liability" means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

            (c) The term "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

            (d) The term "proceeding" means, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

                                    ARTICLE 9
                            MISCELLANEOUS PROVISIONS

     9.1 RIGHTS OF CREDITORS AND THIRD PARTIES UNDER THIS AGREEMENT. This Agreement is adopted by the Member for the exclusive benefit of the Company, the Member, and their successors and assigns. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement.

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     9.2    TAX CLASSIFICATION. It is the Member's express intention that, in accordance with Treasury Regulations Sections 301.7701-2 and 301.7701-3 and corresponding provisions of applicable state tax laws (and any successor provisions), the Company be disregarded as an entity separate from the Member for all income and franchise tax purposes. To that end:

            (a) The Member and the Company will take no action that would terminate the Company's eligibility to be a disregarded entity ("Contrary Action") absent a written statement of consent by the Member to act in contravention of such intentions after consultation with its tax advisors as to any potential adverse tax consequences of the Contrary Action. Any Contrary Action taken by the Member or the Company that is not accompanied by a written statement of consent by the Member to proceed notwithstanding the conflict between the Contrary Action and the intentions expressed in this Section 9/2 shall be null and void, and of no force or effect whatsoever. The Company shall not record on its books any purported issuance of an additional membership interest or any purported transfer of the membership interest that is a Contrary Action not permitted under this Agreement after taking into account the provisions of this Section 9.2(a).

            (b) For any period that the Company is disregarded, all of the Company's items of income, gain, deduction, loss, and credit, will be included directly in the federal (and applicable state) income and franchise tax returns of the Member as if the Company were a branch or division of the Member.

     9.3 HEADINGS. Section and other headings contained in this Agreement arc for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement.

     9.4 INDIANA LAW CONTROLLING. The laws of the State of Indiana, including the Act, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

     9.5 AMENDMENT. This Agreement shall be amended only with the written consent of the Member.

                         [SIGNATURES ON FOLLOWING PAGE]

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     IN WITNESS WHEREOF, this Operating Agreement has been adopted and executed by the Member and the Company as of the date first above written.

                                   MEMBER:

                                   AMERIPATH, INC.


                                   By: /s/ GREGORY A. MARSH
                                      ------------------------------------------
                                      Name: GREGORY A. MARSH
                                           -------------------------------------
                                      Title: VP
                                            ------------------------------------


                                   COMPANY:

                                   AMERIPATH INDIANA, LLC

                                   By:  AmeriPath, Inc., its sole Member


                                       By: /s/ GREGORY A. MARSH
                                          --------------------------------------
                                          Name: GREGORY A. MARSH
                                               ---------------------------------
                                          Title: VP
                                                --------------------------------

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